                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                               (Amendment No.  )*


                               Cerus Corporation
                      ------------------------------------
                                (Name of Issuer)

                    Common Stock, par value $.001 per share
                      ------------------------------------
                         (Title of Class of Securities)

                                   157085101
                                  -----------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement. [_] (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                              Page 1 of 15 pages

-----------------------                                  ---------------------
  CUSIP NO.  157085101               13G                  PAGE 2 OF 15 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Coral Partners II, a limited partnership
       SEC ID #0000924591

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            852,429

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             852,429

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                    852,429
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

                                     9.52%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

                                      PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  157085101               13G                  PAGE 3 OF 15 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Coral Management Partners II, Limited Partnership

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            852,429

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             852,429

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                    852,429
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

                                     9.52%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

                                      PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  157085101               13G                  PAGE 4 OF 15 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Coral Partners IV, Limited Partnership
       SEC ID #0000922910

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [ ]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            463,749

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             463,749

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                    463,749
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

                                     5.18%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

                                      PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  157085101               13G                  PAGE 5 OF 15 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Coral Management Partners IV, Limited Partnership

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            463,749

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             463,749

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                    463,749
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

                                     5.18%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

                                      PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  157085101               13G                  PAGE 6 OF 15 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Yuval Almog

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            4,997

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,318,978
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             4,997

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,318,978
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                   1,323,975
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

                                    14.79%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

                                      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  157085101               13G                  PAGE 7 OF 15 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Peter H. McNerney

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            5,736

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,316,178
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             5,736

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,316,178
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                   1,321,914
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

                                    14.77%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

                                      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  157085101               13G                  PAGE 8 OF 15 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Linda L. Watchmaker

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            367

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,316,178
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             367

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,316,178
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                   1,316,545
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

                                    14.71%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

                                      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1.  ISSUER'S NAME AND ADDRESS OF PRINCIPAL EXECUTIVE OFFICES:
-------  ---------------------------------------------------------

     (a)  Cerus Corporation
     (b)  2525 Stanwell Drive, Suite 300
          Concord, CA  94520

ITEM 2.  INFORMATION CONCERNING PERSON FILING:
-------  -------------------------------------

     (a) Filing Persons:

        Entities:
           Coral Partners IV, Limited Partnership ("CP IV")
           Coral Management Partners IV, Limited Partnership ("CMP IV") Coral Partners II, a limited partnership ("CP II")
           Coral Management Partners II, Limited Partnership ("CMP II")

        Individuals:
           Yuval Almog
           Peter H. McNerney
           Linda L. Watchmaker

     (b) Principal Business Address:
           60 South Sixth Street
           Suite 3510
           Minneapolis, MN   55402

     (c) Citizenship/Place of Organization

        Entities:
           Coral Partners IV  ("CP IV")               Delaware
           Coral Management Partners IV ("CMP IV")    Delaware
           Coral Partners II ("CP II")                Delaware
           Coral Management Partners II ("CMP II")    Delaware

        Individuals:
           Yuval Almog                                United States
           Peter H. McNerney                          United States
           Linda L. Watchmaker                        United States

     (d) Title of Class of Securities:                Common Stock
     (e) CUSIP No.  157085101

ITEM 3.  STATUS OF PERSON FILING:
-------  ------------------------

     Not applicable.

ITEM 4.  OWNERSHIP:
-------  ----------

ENTITIES                            CP IV        CMP IV        CP II        CMP II
                                 ----------   -----------   ----------   ------------
(a)Beneficial Ownership             463,749*      463,749*     852,429*       852,429*

(b)Percentage of Class                 5.18%         5.18%        9.52%          9.52%

(c)(i)Sole Voting Power:            463,749       463,749      852,429        852,429
(ii)Shared Voting Power:                  0             0            0              0
(iii)Sole Dispositive Power:        463,749       463,749      852,429        852,429
(iv)Shared Dispositive Power:             0             0            0              0

INDIVIDUALS:                             Almog              McNerney            Watchmaker**
                                   ------------------  ------------------  ----------------------
(a)Beneficial Ownership                 1,323,975*          1,321,914*             1,316,545*

(b)Percentage of Class                      14.79%              14.77%                 14.71%

(c)(i)Sole Voting Power:                    4,997               5,736                    367
(ii)Shared Voting Power:                1,318,978           1,316,178              1,316,178
(iii)Sole Dispositive Power:                4,997               5,736                    367
(iv)Shared Dispositive Power:           1,318,978           1,316,178              1,316,178

* Pursuant to Rule 13d-4, the reporting person disclaims beneficial ownership of these securities except to the extent of his/her pecuniary interest therein.

** Ms. Watchmaker's ownership relates to her direct ownership and the ownership as it relates to CP II and CMP II.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
-------  ---------------------------------------------

       If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following / /. *

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
-------  ----------------------------------------------------------------

       Not applicable.

ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARY:
-------  ------------------------------------------------

       Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF GROUP:
-------  -------------------------------------------

       Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP:
-------  -------------------------------

       Not applicable.

ITEM 10.  CERTIFICATION:
--------  --------------

       Not applicable.


                                   SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 3, 1998

Coral Partners II, a limited partnership
By: Coral Management Partners II, Limited Partnership,
Its: General Partner



/s/ Linda L. Watchmaker
----------------------------------
Linda L. Watchmaker
General Partner

Coral Partners IV, Limited Partnership
By:  Coral Management Partners IV, Limited Partnership
Its:  General Partner



/s/ Yuval Almog
----------------------------------
Yuval Almog
General Partner

Coral Management Partners II, Limited Partnership,
By: General Partner



/s/ Linda L. Watchmaker
----------------------------------
Linda L. Watchmaker
General Partner

Coral Management Partners IV, Limited Partnership
By:  General Partner


/s/ Yuval Almog
----------------------------------
Yuval Almog
General Partner


By /s/ Yuval Almog
   -------------------------------
   Yuval Almog


By /s/ Peter H. McNerney                By /s/ Linda L. Watchmaker
   -------------------------------         -------------------------------
   Peter H. McNerney                       Linda L. Watchmaker

                                 EXHIBIT INDEX


                                           Sequentially
Exhibit       Document Description         Numbered Page
--------      --------------------         -------------

   A          Agreement of Joint Filing         14

                                   EXHIBIT A
                                   ---------

                           Agreement of Joint Filing
                           -------------------------

       Each of the undersigned hereby agrees that they are filing jointly pursuant to Rule 13d-1(f)(1) of the Securities Exchange Act of 1934, as amended, the Statement dated February 3, 1998, containing the information required by
Schedule 13G, for the shares of Common Stock of Cerus Corporation which they each beneficially hold.

Dated:  February 3, 1998

Coral Partners II, a limited partnership
By: Coral Management Partners II, Limited Partnership,
Its: General Partner


/s/ Linda L. Watchmaker
----------------------------------
Linda L. Watchmaker
General Partner

Coral Partners IV, Limited Partnership
By:  Coral Management Partners IV, Limited Partnership
Its:  General Partner

/s/ Yuval Almog
----------------------------------
Yuval Almog
General Partner

Coral Management Partners II, Limited Partnership,
By: General Partner


/s/ Linda L. Watchmaker
----------------------------------
Linda L. Watchmaker
General Partner

Coral Management Partners IV, Limited Partnership
By:  General Partner

/s/ Yuval Almog
----------------------------------
Yuval Almog
General Partner

By /s/ Yuval Almog
   -------------------------------
Yuval Almog


By /s/ Peter H. McNerney                By /s/ Linda L. Watchmaker
   -------------------------------         -------------------------------
   Peter H. McNerney                       Linda L. Watchmaker